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                                                                 EXHIBIT 3.1

                       CERTIFICATE OF RETIREMENT OF STOCK
                                       OF
                           CTI MOLECULAR IMAGING, INC.

                         (PURSUANT TO SECTION 243 OF THE
                         GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE)

         CTI MOLECULAR IMAGING, INC. (the "Corporation"), a corporation organizing and existing under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") does hereby certify the following:

         1. The total number of shares of all classes of stock that the Corporation has the authority to issue is 510,000,000, of which 10,000,000 is Preferred Stock, having a par value of $.01 per share ("Preferred Stock"). Of such shares of Preferred Stock, 700,000 shares have been designated as Series A Redeemable Preferred Stock ("Series A Preferred Stock") pursuant to the Certificate of Designation, Rights and Preferences of the Series A Redeemable Preferred Stock, as amended (the "Series A Preferred Stock Certificate of Designation"), and 300,000 shares have been designated as Series B Convertible Preferred Stock ("Series B Preferred Stock") pursuant to the Certificate of Designation, Rights and Preferences of the Series B Convertible Preferred Stock (the "Series B Preferred Stock Certificate of Designation"). Of the 700,000 shares of designated Series A Preferred Stock, 400,000 shares have been issued and of the 300,000 shares of designated Series B Preferred Stock, 200,000 shares have been issued.

         2. On or about June 26, 2002, all 200,000 shares of the issued and outstanding Series B Preferred Stock were converted into shares of Common Stock of the Corporation, in accordance with the provisions of the Series B Preferred Stock Certificate of Designation.

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         3.       Pursuant to Section 17 of the Series B Preferred Stock
Certificate of Designation filed with the Secretary of State of Delaware on May 28, 2002, the 200,000 shares of the issued and outstanding Series B Preferred Stock so converted are prohibited from being reissued and shall be canceled, retired or eliminated from the shares which the Corporation shall be authorized to issue.

         4. On or about June 26, 2002, all 400,000 shares of the issued and outstanding Series A Preferred Stock were redeemed by the Corporation, in accordance with the provisions of the Series A Preferred Stock Certificate of Designation.

         5. Pursuant to Section 17 of the Series A Preferred Stock Certificate of Designation filed with the Secretary of State of Delaware on May 28, 2002, the 400,000 shares of the issued and outstanding Series A Preferred Stock so redeemed are prohibited from being reissued and shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         6. Pursuant to Section 243 and other applicable provisions of the Delaware General Corporation law, upon the effective date of this Certificate, the Certificate of Incorporation, as amended, of the Corporation shall be further amended so as to effect a reduction of the authorized shares of Preferred Stock from 10,000,000 shares to 9,400,000 shares.

                          [Signature on following page]


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         IN WITNESS WHEREOF, CTI Molecular Imaging, Inc. has caused this
Certificate to be signed by its duly authorized officer, as of the 26th day of June, 2002.


                                    CTI MOLECULAR IMAGING, INC.

                                    By: /s/ T. D. Douglass
                                        -------------------------------------
                                               Terry D. Douglass
                                                   President



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